Exhibit 99.1

For Release on May 3, 2005

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. REPORTS ON THE
QUARTER ENDED MARCH 31, 2005

New York, NY – May 3, 2005 – Town Sports International Holdings, Inc. (“TSI” or “the Company”), a leading owner of health clubs located primarily in major cities from Washington, DC north through New England, operating under the New York Sports Clubs, Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs brands, announced its results for the quarter ended March 31, 2005.

Revenues for the three months ended March 31, 2005 were $93.8 million, an increase of $7.7 million, or 9.0%, over the same quarter of 2004. During the quarter, TSI’s mature clubs (those in operation for 24 months or longer) saw a $4.0 million, or 4.8%, increase in revenues over the prior year’s quarter. This increase in mature club revenues is due to a 4.1% increase in membership and a 1.8% increase in ancillary revenue offset by a 1.1% decrease in average dues charged. The 14 clubs opened or acquired within the last twenty-four months contributed $3.7 million of the increase in revenues in the quarter ended March 31, 2005 over the prior year. Revenues at all clubs open a year or more increased 6.0%, using the “same store” method used by many retailers.

“We are very pleased with our improvement in mature club revenue growth. Our efforts with respect to membership retention and ancillary revenue are generating positive results. We are particularly pleased with our personal training revenue improvement of $1.9 million, or 22.3%, over the same period in the prior year,” said Bob Giardina, CEO of TSI.

Operating income for the first quarter was $9.6 million compared to $4.6 million in the first quarter of 2004, a 107.2% increase. The Company recorded a $2.0 million goodwill impairment charge in the first quarter of 2004, with no comparable in first quarter of 2005.

Net interest expense increased $1.2 million to $9.8 million in the quarter ended March 31, 2005 from $8.6 million in the same period last year. The increase in interest expense is directly related to the February 2004 issuance of $124.8 million of 11% Senior Discount Notes.

Adjusted EBITDA (as defined) increased $2.4 million, or 13.9%, to $20.0 million during the quarter ended March 31, 2005 from $17.6 million in last year’s quarter, with a margin increase to 21.3% from 20.4%.

TSI recorded net income of $179,000 during the quarter ended March 31, 2005 compared to net loss of $2.1 million for the comparable period in the prior year.

The Company opened three new clubs in the first quarter of 2005, increasing its club count to 138 owned and two part-owned and operated clubs.

“Results at our three newest clubs opened in the first quarter are terrific”, said Richard Pyle, CFO of TSI. “We’re delighted our fitness product continues to be well received.”

TSI serves a membership base of 398,000 as of March 31, 2005, which increased by 3.9% from 383,000 as of December 31, 2004.

About Town Sports International Holdings, Inc.:

New York-based Town Sports International Holdings, Inc. (TSI) is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic region of the United States. In addition to New York Sports Clubs, TSI operates under the brand names of Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs, with 137 clubs and more than 398,000 members in the U.S. In addition, the Company operates three facilities in Switzerland. For more information on TSI visit www.mysportsclubs.com

Contact:

Town Sports International Holdings, Inc., New York

Investor Contact:
investor.relations@town-sports.com

Media Contact:
Susan Gerson, (212) 246-6700 or susan.gerson@town-sports.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2004 and March 31, 2005
(All figures $’000s)

	December 31,	March 31,
	2004	2005
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$57,506	$71,778
Accounts receivable (net)	1,955	3,092
Inventory	655	574
Prepaid corporate income taxes	5,645	2,887
Prepaid expenses and other current assets	6,871	8,655

Total current assets	72,632	86,986
Fixed assets, net	226,253	223,083
Goodwill	47,494	47,455
Intangible assets, net	931	814
Deferred tax asset, net	12,735	16,235
Deferred membership costs	12,017	12,717
Other assets	12,709	12,306

Total assets	$384,771	$399,596

Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,225	$1,237
Accounts payable	10,555	4,252
Accrued expenses	20,082	23,022
Accrued interest	5,217	11,231
Deferred revenue	28,294	35,095

Total current liabilities	65,373	74,837
Long-term debt and capital lease obligations	395,236	398,726
Deferred lease liabilities	27,098	27,482
Deferred revenue	3,298	3,421
Other liabilities	10,783	12,322

Total liabilities	501,788	516,788

Commitments and contingencies
Stockholders’ deficit:
Class A voting common stock	1	1
Paid-in capital	(113,900)	(114,087)
Unearned compensation	(292)	(274)
Accumulated other comprehensive income	916	731
Accumulated deficit	(3,742)	(3,563)

Total stockholders’ deficit	(117,017)	(117,192)

Total liabilities and stockholders’ deficit	$384,771	$399,596

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months ended March 31, 2004 and 2005
(All figures $’000s)
(Unaudited)

	Three months ended
	March 31,
	2004	2005
Revenues:
Club operations	$85,363	$93,149
Fees and other	765	697

	86,128	93,846

Operating Expenses:
Payroll and related	36,258	36,396
Club operating	27,898	31,449
General and administrative	6,226	6,677
Depreciation and amortization	9,117	9,739
Goodwill impairment	2,002	—

	81,501	84,261

Operating income	4,627	9,585
Interest expense	8,812	10,119
Interest income	(174)	(369)
Equity in the earnings of investees and rental income	(336)	(470)

Income (loss) before provision (benefit) for corporate income taxes	(3,675)	305
Provision (benefit) for corporate income taxes	(1,617)	126

Net income (loss)	(2,058)	179
Accreted dividends on preferred stock	(783)	—

Net income (loss) attributable to common stockholders	$(2,841)	$179

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the three months ended March 31, 2004 and 2005
(All figures $’000s)
(Unaudited)

	Three months ended
	March 31,
	2004	2005
Cash flows from operating activities:
Net income (loss)	$(2,058)	$179

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	9,117	9,739
Noncash interest expense	2,137	3,707
Amortization of debt issuance costs	400	408
Goodwill impairment write-off	2,002	—
Compensation expense in connection with stock options	10	15
Noncash rental expense, net of noncash rental income	322	190
Net changes in operating assets and liabilities	8,271	13,734
(Increase) decrease in deferred tax asset	(1,854)	(3,500)
(Increase) decrease in deferred membership costs	506	(700)
Increase in reserve for self-insured liability claims	—	466
Landlord contributions	762	786

Other	77	(173)

Total adjustments	21,750	24,672

Net cash provided by operating activities	19,692	24,851

Cash flows from investing activities:
Capital expenditures	(8,241)	(10,190)

Net cash used in investing activities	(8,241)	(10,190)

Cash flows from financing activities:
Repayments of borrowings	(980)	(205)
Repurchase of common stock	—	(184)
Issuance of Senior notes, net of fees and expenses	121,429	—
Redemptions of Series A and B preferred stock	(50,635)	—
Exercise of stock options	539	—
Common stock distribution	(68,943)	—

Net cash (used in) provided by financing activities	1,410	(389)

Net increase in cash and cash equivalents	12,861	14,272
Cash and cash equivalents at beginning of period	40,802	57,506

Cash and cash equivalents at end of period	$53,663	$71,778

Summary of change in certain operating assets and liabilities:
Increase in accounts receivable	$(1,209)	$(1,542)
Decrease in inventory	39	81
Decrease in prepaid expenses, prepaid income taxes, and other current assets	1,216	975
Increase in accounts payable, accrued expenses and accrued interest	3,783	7,296
Increase in deferred revenue	4,442	6,924

Net changes in certain operating assets and liabilities	$8,271	$13,734

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. and SUBSIDIARIES
Reconciliation of Net Income (Loss) to Adjusted EBITDA
For the three and twelve months ended March 31, 2004 and 2005
(All figures $’000s)

	Three months ended			Twelve months ended
	March 31,			March 31,
	2004	2005	% Chg.	2004	2005	% Chg.
Net Income (loss)	$(2,058)	$179		($470)	$(1,668)
Provision (benefit) for corporate income taxes	(1,617)	126		(179)	2,833
Loss on extinguishment of debt	—	—		7,773	—
Interest expense, net of interest income	8,638	9,750		27,654	39,712
Loss on discontinued operations	—	—		—	—
Goodwill and fixed asset impairment charges	2,002	—		2,002	406
Depreciation and amortization	9,117	9,739		35,745	37,491
Non-cash rental expense, net of noncash rental income	322	190		1,450	393
Non-cash compensation expense incurred in connection with stock options	10	15		20	69
Distribution to option holders classified as payroll	1,144	—		1,144	—

Adjusted EBITDA	$17,558	$19,999	13.9%	$75,139	$79,236	5.5%

Adjusted EBITDA Margin	20.4%	21.3%		22.1%	22.0%

Non GAAP Financial Measures:

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA provides useful information regarding our operating performance and financial condition. EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other consolidated income (loss) or cash flow data prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”) or as a measure of our profitability or liquidity. Additionally, investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies.

Adjusted EBITDA is calculated by adding to or deducting from EBITDA (as defined above), certain items of income and expense consisting of: (i) loss on extinguishment of debt (ii) noncash deferred rental expense, net of noncash deferred rental income, (iii) noncash compensation expense incurred in connection with stock options, (iv) distribution to option holders classified as payroll, and (v) goodwill and fixed asset impairment charges. We believe that the adjustment for these items is appropriate for such periods in order to provide an appropriate analysis of recent historical results. Adjusted EBITDA is presented because we believe it provides useful information regarding our operating performance and financial condition. Adjusted EBITDA is substantially similar to a metric used by our lenders when assessing our compliance with debt covenants. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows or other consolidated income (loss) or cash flow data prepared in accordance with GAAP or as a measure of our profitability or liquidity. Additionally, investors should be aware that Adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of consolidated revenue.

Forward-Looking Statements:

Statements in this release that do not constitute historical facts, including without limitation, statements regarding future financial results and performance and potential sales revenue are “forward looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, many of which are outside our control, including the level of market demand for our services, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, the application of Federal and State tax laws and regulations, and other specific factors discussed herein and in other releases by the Company. The information contained herein represents management’s best judgment as of the date hereof based on information currently available. However, we do not intend to update this information to reflect development or information obtained after the date hereof and we disclaim any legal obligation to the contrary.